Exhibit 95.1

Mine Safety Disclosure

Certain of the operations of Uranium Energy Corp. and its subsidiaries (the “Company”) are subject to regulation by the U.S. Mine Safety and Health Administration (“MSHA”) under the Federal Mine Safety and Health Act of 1977 (the “Mine Act”).

During the fiscal year ended July 31, 2026, the Company did not receive any citations or orders for violations required to be disclosed pursuant to Item 104 of Regulation S-K, including any citations for significant and substantial violations under Section 104 of the Mine Act, orders under Section 104(b) of the Mine Act, citations or orders under Section 104(d) of the Mine Act, citations for flagrant violations under Section 110(b)(2) of the Mine Act or imminent danger orders under Section 107(a) of the Mine Act. The Company also had no mining-related fatalities and received no written notices from MSHA of a pattern, or the potential to have a pattern, of violations under Section 104(e) of the Mine Act.

During the fiscal year ended July 31, 2026, the Company did not receive any proposed assessments from MSHA and had no legal actions before the Federal Mine Safety and Health Review Commission required to be disclosed pursuant to Item 104 of Regulation S-K.